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                     November 23, 2022

       Peter Bell
       Co-Chief Executive Officer and Chief Financial Officer
       Epiphany Technology Acquisition Corp.
       630 Ramona St.
       Palo Alto, CA 94301

                                                        Re: Epiphany Technology
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 16,
2022
                                                            File No. 001-39853

       Dear Peter Bell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Lijia Sanchez, Esq.